CONSENT OF DAVENPORT & COMPANY LLC

We hereby consent to the inclusion of our opinion letter dated August 28, 2012, to the Disinterested Directors Committee and Board of Directors of Bank of Virginia (the “Bank”) as Appendix B to the Proxy Statement/Registration Statement relating to the proposed exchange of the Bank’s common shares for shares of Cordia Bancorp Inc.’s common stock contained in the Proxy Statement/Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Proxy Statement/Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement /Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Robert F. Mizell

Davenport & Company LLC

Richmond, Virginia

January 18, 2013